January 15, 2013

TOT Money gets Voluntary Increase of 100 million Rubles on Credit Limit from Alfa Bank

MIAMI--(BUSINESS WIRE)-- Net Element International (NASDAQ: NETE) a technology driven group in mobile commerce and payment processing, as well as in entertainment and culture Internet destinations in Russia and other emerging markets, announced that it has received additional capital of 100 million rubles from Alfa-Bank, Russia's largest private bank. This credit facility was extended to TOT Money, Net Element's mobile payment processing company, and is in addition to 300 million rubles (approximately $9.5 million) that Alfa-Bank extended to Net Element in September 2012 to support the company's growth and operations.

Alfa-Bank voluntarily increased this credit limit on the factoring facility after endorsing the increase in business volume across TOT Money's platform. The added working capital will allow for Net Element to continually expand its business.

"We have seen how TOT Money successfully continues to capitalize in their mobile commerce and payment processing initiatives in a short period of time and decided to grant them additional funds to increase their funding capacity," said Ilina Polina, director of business development at Alfa-Bank. She continued: "In particular, the volume of business conducted at TOT Money continues to grow and surpass the needs and expectations of its clients."

This additional working capital will aid in accelerating TOT Money's strategic and financial initiatives.

About Net Element (NASDAQ: NETE)

Net Element International (NASDAQ: NETE) is a technology-driven company that operates in mobile commerce and payment processing, as well as entertainment and culture Internet destinations in Russia and other emerging markets. For more information, visit www.NetElement.com.

About Alfa-Bank

Founded in 1990, Alfa-Bank is Russia's largest private bank in terms of total assets, total equity, customer accounts and loan portfolio. The full-service bank operates in most sectors of the financial market, including retail and corporate lending, investment banking, trade finance and asset management. According to its audited IFRS financial statements for the full year 2011, the Alfa Banking Group, which comprises OJSC Alfa-Bank as well as its subsidiary banks and financial companies, had total assets of $31.4 billion, gross loans of $23.2 billion, and total equity of $3.4 billion. Net profit after tax for 2011 amounted to $641 million. The Alfa Banking Group's corporate and retail client base has grown considerably during the past several years. As of January 2012, Alfa-Bank Group serves approximately 55,800 corporate and 6.3 million retail customers, while the branch network consists of 465 offices across Russia and abroad, including a subsidiary bank in the Netherlands and financial subsidiaries in the United States, the United Kingdom and Cyprus. For more information, visit www.alfabank.com.

Net Element International, Inc.
Francesco Piovanetti, +1-787-993-9650

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